Exhibit 23.2

CONSENT OF KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

As counsel to BioElectronics Corporation, we hereby consent to the reference to this firm under the caption “Legal Matters” contained in the Prospectus which is part of the Registration Statement.

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP

New York, New York

February 16, 2006